Exhibit 10.5

EMPLOYMENT AGREEMENT

AGREEMENT dated as of June 18, 2021 between Ilya Rachman, (“Executive”), and Immix Biopharma, Inc., a Delaware corporation having its principal office at 10573 W. Pico Blvd., # 58, Los Angeles, CA 90064 (“Company”);

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions herein set forth;

IT IS AGREED:

1. Employment, Duties and Acceptance.

1.1 General. The Company hereby agrees to employ the Executive as its Chief Executive Officer. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Board of Directors (“Board”). The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s status as Chief Executive Officer. The Company and Executive acknowledge that Executive’s primary functions and duties as Chief Executive Officer shall be general management and control of the affairs and business of the Company.

1.2 Duties. Executive accepts such employment and agrees to devote such time as he reasonably deems necessary to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from (i) making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of his family have an interest) and (ii) in serving as a consultant to, or on boards of directors of, or in any other capacity to other companies, for profit and not for profit, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3 Location. Executive will perform his duties in California. Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2. Term. The term of Executive’s employment hereunder shall commence on June 18 2021 and terminate on June 18 2024 (“Term”) unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.4 and 4.6(c) shall no longer be in effect.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $360,000. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures; provided however, that Executive’s Base Salary shall be accrued and deferred until such time as the Company consummates a “Qualified Financing” as defined in that such Convertible Promissory Note issued by the Company to Mesa Verde Venture Partners III, LP (dated October 30, 2019), at which time such accrued and deferred Base Salary shall be paid to Executive in full.

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3.2 Bonus. In addition to the Base Salary, Executive shall be paid a bonus (“Bonus”) on January 1st of each year beginning in 2022 equal to 100% of the Base Salary plus additional performance bonuses to be determined by the Board. The Bonus shall be contingent upon the Company meeting annual performance objectives, which shall be established annually at the first meeting each fiscal year by the Board of Directors. For the avoidance of doubt, whether Executive receives an annual bonus for any given year will be determined by the Board in its sole discretion.

3.3 Stock Options. The Board (or Compensation Committee) may, in its sole discretion, grant Employee options to purchase shares of the Company’s common stock from time to time under the Company’s equity compensation plans, but Executive understands that it is under no obligation to do so.

3.4 Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to executive employees from time to time.

3.5 Vacation and Sick Days. Executive shall be entitled to twenty-five (25) days of paid vacation and five (5) days of paid sick days in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.6 Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company, including expenses relating to his laptop, cell phone and Blackberry or other similar devices, against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

4. Termination.

4.1 Death. If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2 Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for one hundred eighty (180) days. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

4.3 By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause”. As used herein, “Cause” shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as Chief Executive Officer (or whichever positions Executive holds at such time), or the refusal or failure by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) gross negligence or willful misconduct by Executive in his relations with the Company or any of its subsidiaries or affiliates; or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b).

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4.4 By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”); (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.5 By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause” by giving at least one hundred eighty (180) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.6 Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a) Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) any Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which the Executive worked at least two weeks); (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination; (iv) all valid expense reimbursements, and (v) all accrued but unused vacation pay.

(b) Payment Upon Termination by the Company For “Cause”. In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination (ii) all valid expense reimbursements and (ii) all unused vacation pay through the date of termination required by law to be paid.

(c) Payment Upon Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) 150% of the Base Salary due Executive pursuant to Section 3.1 hereof through the end of the Term, payable in full; (ii) all valid expense reimbursements; and (iii) all accrued but unused vacation pay.

(d) Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

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5. Protection of Confidential Information; Non-Competition.

5.1 Acknowledgment. Executive acknowledges that:

(a) As a result of his current and prior employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2 Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by law, regulation, stock exchange rule, court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3 Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4 Non-competition. During the Term and for a period of six (6) months thereafter, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in the biopharmaceutical industry or any other business which is directly in competition with any “material” business conducted by the Company or any of its subsidiaries at the time of termination (as used herein “material” means a business which generated at least 10% of the Company’s consolidated revenues for the last full fiscal year for which audited financial statements are available) (“Competitive Business”); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company (other than Executive’s personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in any manner he chooses, provided, however, that Executive may not, during the period referred to in this Section 5.4, own more than 4.9% of the equity securities of any Competitive Business.

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5.5 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6 Modification. If any provision of Sections 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7 Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without “Cause,” or if Executive terminates this Agreement with “Good Reason,” in either of which events, clauses (i), (ii) and (iii) of Section 5.4 shall be null and void and of no further force or effect. The non-renewal of this Agreement at the end of the Term shall not be a termination by the Company without “Cause”.

6. Miscellaneous Provisions.

6.1 Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:

Ilya Rachman

ilya.rachman@immixbio.com

If to the Company:

Immix Biopharma, Inc.

10573 W. Pico Blvd., # 58, Los Angeles, CA 90064

legal@immixbio.com

6.2 Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

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6.3 Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of California applicable to agreements made and to be performed entirely in California.

6.4 Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5 Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6 Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

6.7 Ownership of Work Product. Executive hereby irrevocably assigns to the Company all right, title and interest worldwide in and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by Executive (whether alone or jointly with others) for the Company during or before the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (collectively, the “Work Product”). Executive retain no rights to use the Work Product and agree not to challenge the validity of the Company’s ownership of the Work Product. Executive agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, any copyright assignment or patent assignment provided by the Company. Executive hereby irrevocably appoints Company as their attorney-in-fact for the purpose of executing such documents on their respective behalf, which appointment is coupled with an interest. At Company’s request, Executive will promptly record any such patent assignment with the United States Patent and Trademark Office. Company will Executive for any reasonable out-of-pocket expenses actually incurred by Executive in fulfilling his obligations under this section.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

IMMIX BIOPHARMA, INC.

/s/ Ilya Rachman

Ilya Rachman

/s/ Ilya Rachman

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